 Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces the Appointment of Joyce J. Lee to Its Board of Directors

TEANECK, NJ, January 23, 2025 (Business Wire) -- The Board of Directors of Phibro Animal Health Corporation (Nasdaq: PAHC) today announced the appointment of Joyce J. Lee, MBA, as a Class II director of the Company, effective immediately. Ms. Lee will be an independent director. Her appointment fills a current vacancy and increases Board membership to nine directors, 6 of whom are independent directors.

Ms. Lee brings a wealth of expertise and leadership to our Board of Directors, most recently serving as President of Cobb Vantress LLC, a premier genetics company dedicated to feeding the world through responsible genetic innovation. Before joining Cobb Vantress, Ms. Lee held executive positions at Elanco, Bayer Animal Health, and Zoetis. Her extensive experience includes executive, global, regional, and country-level leadership roles in publicly held companies. Ms. Lee has led diverse commercial and global functions throughout her career, including global genetics production, general management, strategy, sales, marketing, outcomes research, R&D, engineering, manufacturing, and information technology. Her significant contributions to the animal health industry were recognized in 2018 when she received the prestigious Feather in Her Cap Award. Additionally, Ms. Lee has served as a board member on the corporate governance and nomination committee for over two years and on an audit committee for more than five years at a publicly traded company. Ms. Lee holds a Bachelor's Degree in Business Administration from Baylor University and an MBA in Healthcare Administration from Jacksonville University.

Her strategic vision, operational expertise, industry knowledge, and public company governance experience qualify her to serve on our Board of Directors.

“We are very much looking forward to working with Joyce. Having worked to drive value creation for some of the leading brands in the animal health industry including beef, dairy, swine, and global aquaculture along with her knowledge of the pet care category, Joyce will be an excellent addition to our Board of Directors,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians, and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contact:

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

Investor.relations@pahc.com